Exhibit 99.1

For Immediate Release:

ArQule Announces Management Team Changes

Burlington, MA, March 15, 2019 - ArQule, Inc. (Nasdaq: ARQL) today announced that Robert Weiskopf, Senior Vice President, Chief Financial Officer and Treasurer, has decided to retire effective March 29 of this year. In conjunction with Mr. Weiskopf’s departure, ArQule is naming Marc Schegerin, MD as Chief Financial Officer and Head of Strategy, effective as of Mr. Weiskopf’s retirement. Dr. Schegerin joined ArQule in May 2018 and most recently served as Senior Vice President, Head of Strategy, Finance and Communication.

“Rob has played a key role at ArQule throughout his impressive twelve-year tenure and built a first-class finance organization. I want to thank him for his many contributions and wish him the best in his future endeavors,” said Paolo Pucci, Chief Executive Officer.

“Marc brings a wealth of relevant experience from both industry and healthcare investment banking and has played a central role in multiple key initiatives at ArQule since joining the Company last year. I am delighted to have Marc assume the role of CFO and look forward to partnering with him as we progress our pipeline of novel, small molecule kinase inhibitors in both cancer and rare diseases,” continued Mr. Pucci.

Dr. Schegerin joined ArQule in May 2018 as Senior Vice President, Head of Corporate Strategy, Finance and Communication from Citigroup where he served as a Healthcare Investment Banking Director. Prior to Citigroup, Dr. Schegerin held healthcare investment banking positions at Merrill Lynch as Vice President and at Goldman Sachs. Dr. Schegerin also served in multiple industry roles, including Biogen and Sage Therapeutics. He received his M.D. from Dartmouth Medical School and M.B.A. from the Tuck School of Business at Dartmouth.

About ArQule

ArQule is a biopharmaceutical company engaged in the research and development of targeted therapeutics to treat cancers and rare diseases. ArQule’s mission is to discover, develop and commercialize novel small molecule drugs in areas of high unmet need that will dramatically extend and improve the lives of our patients. Our clinical-stage pipeline consists of four drug candidates, all of which are in targeted, biomarker-defined patient populations, making ArQule a leader among companies our size in precision medicine. ArQule’s pipeline includes: ARQ 531, an orally bioavailable, potent and reversible dual inhibitor of both wild type and C481S-mutant BTK, in phase 1 for patients with B-cell malignancies refractory to other therapeutic options; miransertib (ARQ 092), a potent and selective inhibitor of the AKT serine/threonine kinase, planned to initiate registrational trial cohorts in Proteus syndrome and PROS in 2019, and in phase 1b in combination with the hormonal therapy, anastrozole, in patients with advanced endometrial cancer; ARQ 751, a next generation highly potent and selective AKT inhibitor, in phase 1 for patients with AKT1 and PI3K mutations; and derazantinib, a multi-kinase inhibitor designed to preferentially inhibit the fibroblast growth factor receptor (FGFR) family, in a registrational trial for iCCA in collaboration with Basilea and Sinovant. ArQule’s current discovery efforts are focused on the identification and development of novel kinase inhibitors, leveraging the Company’s proprietary library of compounds.

Corporate Contact:

Kathleen Farren

Investor Relations &

Executive Assistant to the CFO

ir@arqule.com

Media Contact:

Cait Williamson, Ph.D.

LifeSci Public Relations (646) 751-4366

cait@lifescipublicrelations.com

www.ArQule.com

###